

As filed with the Securities and Exchange Commission on April 11, 2001

                                                      Registration No. 333-57034
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                _______________
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________
                      ADELPHIA COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

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
             Delaware                            4841                    23-2417713
(State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)      Classification Code Number)     Identification No.)

                             One North Main Street
                        Coudersport, Pennsylvania 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                _______________
                           Colin H. Higgin, Esquire
                            Deputy General Counsel
                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                _______________
                Please Address a Copy of All Communications to:

                      Carl E. Rothenberger, Jr., Esquire
                  Buchanan Ingersoll Professional Corporation
                         21st Floor, 301 Grant Street
                        Pittsburgh, Pennsylvania 15219
                                (412) 562-8826

                                _______________
  Approximate date of commencement of proposed sale to the public: From time to after the effective date of this Registration Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                     Subject to Completion April 11, 2001



                               2,394,778 shares

                      ADELPHIA COMMUNICATIONS CORPORATION

                             Class A Common Stock


     The stockholders of Adelphia Communications Corporation as described under the caption "Selling Stockholders" on page 11 of this prospectus are offering and selling up to 2,394,778 shares of Adelphia's Class A common stock under this prospectus.

     The Class A common stock is listed on the Nasdaq National Market. The Class A common stock's ticker symbol is "ADLAC." On April 10, 2001, the closing sale price on the Nasdaq National Market of a single share of the Class A common stock was $37.81.

     Our common stock also includes Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock; however, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

                                  __________

     You should carefully review "Risk Factors" beginning on page 2 for a discussion of things you should consider when investing in our Class A common stock.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  __________

                The date of this prospectus is April 11, 2001.


     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

                               TABLE OF CONTENTS

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
Adelphia....................................................................................................     1

Risk Factors................................................................................................     2

Dilution....................................................................................................    11

Selling Stockholders........................................................................................    11

Use of Proceeds.............................................................................................    12

Plan of Distribution........................................................................................    12

Where You Can Find More Information.........................................................................    14

Experts.....................................................................................................    15

                                    ADELPHIA

     This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

     Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are one of the largest cable television operators in the United States. Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

     Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.0 million homes and served approximately 5.7 million basic subscribers as of December 31, 2000, after giving effect to pending cable system acquisitions and swaps. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 44% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 82% of our basic subscribers are located in our six core clusters.

     Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means it generally owns or has long-term leases for the local telecommunications networks and
facilities it uses to deliver these services.   Adelphia Business Solutions
served 75 markets and had 299 central office collocations as of December 31, 2000. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

     For recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

     Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.


                                 RISK FACTORS

     Before you invest in our Class A common stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus before you decide to purchase shares of Adelphia Class A common stock.

High Level Of Indebtedness

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

   As of December 31, 2000, we    Adelphia has a substantial amount of debt. We borrowed this money to
owed approximately $12.6          purchase and to expand our cable systems and other operations and, to a
billion. Our high level of        lesser extent, for investments and loans to our subsidiaries and other
indebtedness can have             affiliates. At December 31, 2000, our indebtedness totaled approximately
important adverse                 $12.6 billion. This included approximately:
consequences to us and to
you.

                                  . $3.4 billion of Adelphia Parent Company public debt;

                                  . $841.9 million of public debt owed by our subsidiary, Adelphia Business
                                    Solutions;

                                  . $1.8 billion of public debt owed by our subsidiary, Arahova Communications,
                                    Inc.;

                                  . $524.0 million of public debt owed by our subsidiary, FrontierVision
                                    Partners, L.P.;

                                  . $203.0 million of public debt owed by our subsidiary, Olympus
                                    Communications, L.P.; and

                                  . $5.9 billion of other debt owed by our subsidiaries to banks, other financial institutions and other persons.

   Debt service consumes a        Our high level of indebtedness can have important adverse consequences to
substantial portion of the        us and to you. It requires that we spend a substantial portion of the cash
cash we generate. This            we get from our business to repay the principal and interest on these
could affect our ability to       debts. Otherwise, we could use these funds for general corporate purposes
invest in our business in         or for capital improvements. Our ability to obtain new loans for working
the future as well as to          capital, capital expenditures, acquisitions or capital improvements may be
react to changes in our           limited by our current level of debt. In addition, having such a high level
industry or economic              of debt could limit our ability to react to changes in our industry and to
downturns.                        economic conditions generally. In addition to our debt, at December 31,
                                  2000, the Adelphia Parent Company had approximately $148.5 million and
                                  Adelphia Business Solutions had approximately $297.1 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 43% of our       Our debt comes due at various times through the year 2017, including an
debt outstanding at               aggregate of approximately $5.4 billion as of December 31, 2000, which
December 31, 2000 matures         matures on or before December 31, 2005.
on or before December 31,
2005 and all of it matures
prior to December 31, 2017.

Our Business Requires             Our business requires substantial additional financing on a continuing
Substantial Additional            basis for capital expenditures and other purposes including:
Financing And If We Do Not
Obtain That Financing We May      . constructing and upgrading our plant and networks--some of these upgrades
Not Be Able To Upgrade Our          we must make to comply with the requirements of local cable franchise
Plant, Offer Services, Make         authorities;
Payments When Due Or Refinance
Existing Debt                     . offering new services;

                                  . scheduled principal and interest payments;

                                  . refinancing existing debt; and

                                  . acquisitions and investments.

                                  There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses And We   Our Total Convertible Preferred Stock, Common Stock and Other Stockholders'
Expect This To Continue           Equity at December 31, 2000 was approximately $4.15 billion.

                                  Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other
                                  Stockholders' Equity. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                                  . fiscal year ended March 31, 1998--$192.7 million;

                                  . nine months ended December 31, 1998--$114.5 million;

                                  . fiscal year ended December 31, 1999--$282.7 million; and

                                  . fiscal year ended December 31, 2000--$602.5 million.

                                  We expect to continue to incur large net losses for the next several years.

  Our earnings have been          Our earnings could not pay for our combined fixed charges and preferred
insufficient to pay for our       stock dividends during these periods by the amounts set forth in the table
fixed charges and preferred       below, although combined fixed charges and preferred stock dividends
stock dividends.                  included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of
                                  Adelphia Business Solutions' preferred stock dividends:

                                                                                    Earnings       Non-Cash
                                                                                   Deficiency       Charges
                                                                                  -------------  -------------
                                                                                         (in thousands)
                                  fiscal year ended March 31, 1998                     $113,941     $  195,153
                                  nine months ended December 31, 1998                  $ 95,595     $  186,173
                                  fiscal year ended December 31, 1999                  $281,975     $  455,266
                                  fiscal year ended December 31, 2000                  $916,103     $1,053,900

  If we cannot refinance our      Historically, the cash we generate from our operating activities and
debt or obtain new loans, we      borrowings has been sufficient to meet our requirements for debt service,
would likely have to consider     working capital, capital expenditures and investments in and advances to
various financing options. We     our affiliates, and we have depended on additional borrowings to meet our
cannot guarantee that any         liquidity requirements. Although in the past we have been able both to
options available to us would     refinance our debt and to obtain new debt, there can be no guarantee that
enable us to repay our debt       we will be able to continue to do so in the future or that the cost to us
in full.                          or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

Competition                       The telecommunications services provided by Adelphia are subject to strong competition and potential competition from various sources.


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
  Our cable television business   Our cable television systems compete with other means of distributing video
is subject to strong              to home televisions such as Direct Broadcast Satellite systems, commonly competition from several sources  known as DBS systems. Some local telephone companies have expressed an
which could adversely affect      interest in entering the video-to-home business.
revenue or revenue growth.

                                  In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                                  Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                                  Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service
                                  Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet.
                                  Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

  We depend on third-party        We depend on vendors to supply the set-top converter boxes for analog and digital
equipment and software            cable services. This equipment is available from a limited number of suppliers. We
suppliers. If we are unable to    typically purchase set-top converter boxes under purchase orders placed from time to procure the necessary equipment,  time and do not carry significant inventories of set-top converter boxes. If demand
our ability to offer our          for set-top converter boxes exceeds our inventories and we are unable to obtain services could be impaired. This  required set-top converter boxes on a timely basis and at a an acceptable cost
could adversely affect our        our ability to recognize additional revenue from these services could be delayed or
growth, financial condition and   impaired. In addition, if there are no suppliers who are able to provide converter
results of operations.            devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.


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
   Adelphia Business Solutions'         In each of the markets served by Adelphia Business Solutions' networks, the
operations are also subject to          competitive local exchange carrier services offered by Adelphia Business Solutions
risk because Adelphia Business          compete principally with the services offered by the incumbent local telephone
Solutions competes principally          exchange carrier company serving that area. Local telephone companies have
with established local telephone        long-standing relationships with their customers, have the potential to subsidize
carriers that have long-standing        competitive services from monopoly service revenues, and benefit from favorable state
utility relationships with their        and federal regulations. The mergers of Bell Atlantic and NYNEX, SBC and Ameritech,
customers and pricing flexibility       and Bell Atlantic and GTE, which created Verizon Communications, created very large
for local telephone services.           companies whose combined territories cover a substantial portion of Adelphia Business
                                        Solutions' markets. Other combinations are occurring in the industry, such as the merger between Qwest and US West, which may have a material adverse effect on Adelphia
                                        Business Solutions' ability to compete and terminate and originate calls over Adelphia
                                        Business Solutions' networks.

                                        We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business
                                        Solutions' markets to do the following:

                                        . lower their rates substantially;

                                        . engage in aggressive volume and term discount pricing practices for their customers; or

                                        . charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell telephone       The regional Bell telephone operating companies can now obtain regulatory approval to
operating companies could get           offer long distance services if they comply with the local market opening requirements
regulatory approval to offer long       of the federal Telecommunications Act of 1996. To date, the FCC has authorized Verizon
distance service in competition         to provide long distance services in New York, and SBC to provide these services in
with Adelphia Business Solutions'       Texas, Kansas, and Oklahoma.  The FCC has rejected several other applications, but we
significant customers, some of          expect that numerous additional requests will be filed by Bell operating companies
these major customers could lose        over the next few years.  Approvals of such requests could result in decreased market
market share.                           share for the major long distance carriers which are among Adelphia Business
                                        Solutions' significant customers. This could have a material adverse effect on
                                        Adelphia Business Solutions.

                                        In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks.
                                        This lack of cooperation, or labor strikes or work stoppages similar to the August
                                        2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

   The regional Bell telephone          Several of the regional Bell operating companies have asked the FCC and Congress to
companies continue to seek other        grant them additional relief from the restrictions placed upon them by the federal
regulatory approvals that could         Telecommunications Act of 1996. These requests would affect services Adelphia Business
significantly enhance their             Solutions also provides such as high speed data, long distance, and services to ISPs.
competitive position against            Although we cannot predict future legislative and regulatory actions, it is possible
Adelphia Business Solutions.            that such actions could have a material adverse effect on Adelphia Business Solutions.


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
   Potential competitors to Adelphia    Potential competitors of Adelphia Business Solutions include other competitive local
Business Solutions'                     exchange carriers, incumbent local telephone companies which are not subject to
telecommunications services             regional Bell operating companies' restrictions on offering long distance service,
include the regional Bell               AT&T, WorldCom, Sprint, Global Crossing and other long distance carriers, cable
telephone companies, AT&T,              television companies, electric utilities, microwave carriers, wireless
WorldCom and Sprint, electric           telecommunications providers, and private networks built by large end users. Both AT&T
utilities and other companies           and WorldCom offer local telephone services in some areas of the country and are
that have advantages over               expanding their networks. AT&T also merged with both Tele-Communications, Inc. and
Adelphia Business Solutions.            MediaOne Group, Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business
                                        Solutions' services when entering the market for local exchange services.

                                        Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

We Are Subject To Extensive Regulation  The cable television industry and the provision of local telephone exchange services are subject to extensive regulation at the federal, state and local levels, and many
   Our cable television and             aspects of such regulation are currently the subject of judicial proceedings and
telecommunications businesses are       administrative or legislative proposals. In particular, FCC regulations limit our
heavily regulated as to rates we        ability to set and increase rates for our basic service package and for the provision
can charge and other matters.           of cable television-related equipment. The law permits certified local franchising
This regulation could limit our         authorities to order refunds of rates paid in the previous 12-month period determined
ability to increase rates, cause        to be in excess of the permitted reasonable rates. It is possible that rate reductions
us to decrease then current rates       or refunds of previously collected fees may be required in the future. In addition,
or require us to refund                 the FCC has commenced a proceeding to determine whether cable operators will be
previously collected fees.              required to carry the digital signals of broadcast television stations. Such a requirement could require the removal of popular programming services with materially adverse results for cable operators.

                                        We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                                        Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia
                                        Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                                        On February 26, 1999, the FCC released a Declaratory Ruling and Notice of Proposed
                                        Rulemaking which held that calls to ISPs within a local calling area are "non-local"
                                        because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The
                                        United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC, where this reciprocal compensation matter remains pending.

                                        Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. A federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the U.S. Court of Appeals for the Ninth
                                        Circuit reversed the district court and ruled that a local franchising authority has no authority to impose an open access requirement on cable television operators.
                                        Additionally, federal district courts in Richmond, Virginia and Miami, Florida have held that a local franchising authority cannot impose an open access requirement. The
                                        Virginia case has been appealed to the U.S. Court of Appeals for the Fourth Circuit.
                                        If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal Telecommunications Act   The federal Telecommunications Act of 1996 substantially changed federal, state and
of 1996 may have a significant impact   local laws and regulations governing our cable television and telecommunications
on our cable television and telephone   businesses. This law could materially affect the growth and operation of the cable
businesses.                             television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and
                                        FCC rulemakings on us.

                                        Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets.
                                        Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

Unequal Voting Rights Of Stockholders   Adelphia has two classes of common stock--Class A which carries one vote per share and
                                        Class B which carries 10 votes per share. Under Adelphia's Certificate of
                                        Incorporation, the Class A shares elect only one of our nine directors.


Control Of Voting Power By The Rigas    While the public owns a majority of the outstanding shares of Adelphia's Class A
Family                                  common stock, the Rigas family owns about 17% of those shares as of April 5, 2001, as well as all of the outstanding shares of Class B common stock.  The Rigas family has
   The Rigas family can control         also agreed to acquire approximately 5,819,367 shares of Class B common stock and
stockholder decisions on                $167,367,000 of 6% convertible subordinated notes due 2006, which are initially
important matters.                      convertible into approximately 3,000,000 shares of Class B common stock, pursuant to separate purchase agreements between Adelphia and Highland 2000, L.P., a Rigas family partnership, which when consummated will result in the Rigas family beneficially owning shares representing approximately 30% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 71% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of
                                        Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential Conflicts Of        John J. Rigas and the other executive officers of Adelphia, including other members of
Interest Between Adelphia And The       the Rigas family, own other corporations and partnerships, which are managed by us for
Rigas Family                            a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. These activities could present a conflict of interest with
                                        Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

Holding Company Structure And           The Adelphia Parent Company directly owns no significant assets other than stock,
Potential Impact Of Restrictive         partnership interests and equity and other interests in our subsidiaries and in other
Covenants In Subsidiary Debt            companies. This creates risks regarding our ability to provide cash to the Adelphia
Agreements                              Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent Company          The public indentures and the credit agreements for bank and other financial
depends on its subsidiaries and         institution loans of our subsidiaries and other companies in which we have invested,
other companies in which it has         restrict their ability and the ability of the companies they own to make payments to
investments to fund its cash            the Adelphia Parent Company. These agreements also place other restrictions on the
needs.                                  borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will Receive A       Adelphia has never declared or paid cash dividends on any of its common stock and has
Return On Your Shares Through The       no intention of doing so in the foreseeable future. As a result, it is unlikely that
Payment Of Cash Dividends               you will receive a return on your shares through the payment of cash dividends.

Future Sales Of Adelphia Common Stock   Sales of a substantial number of shares of Class A common stock or Class B common
Could Adversely Affect Its Market       stock, including sales by any pledgees of such shares, could adversely affect the
Price                                   market price of Class A common stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements, as of April 5, 2001, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 25,600,000 shares, Class B common stock, consisting of 19,235,998 shares and the equivalent number of shares of
                                        Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                                        .   for Citizens Cable Company--1,852,302 shares of Class A common stock owned as of
                                        October 1, 1999;
                                        .   for the selling stockholders receiving shares in the Verto Communications, Inc.
                                        acquisition--2,574,379 shares of Class A common stock;
                                        .   for the owners of FrontierVision--approximately 7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition;
                                        .   for the selling stockholders receiving shares in the Benchmark Media, Inc.
                                        acquisition--2,394,778 shares of Class A common stock being offered pursuant to this prospectus;
                                        .   for an entity controlled by members of the family of John J. Rigas-5,819,367 shares of
                                        Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days from January 23, 2001;
                                        .   for an entity controlled by members of the family of John J. Rigas-approximately
                                        3,000,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes  to be purchased by that entity within 270 days from January 23, 2001;
                                        .   in connection with the Century Communications Corp. acquisition approximately
                                        48,700,000 shares of Class A common stock; and

                                        .   in connection with the acquisition of the greater Cleveland systems from Cablevision
                                        Systems Corporation, 10,800,000 shares of Class A common stock.

                                        Up to approximately 25,600,000 shares of Class A common stock have been or may be pledged by members of the Rigas family in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Our Acquisitions And Expansion Could    Because we are experiencing a period of rapid expansion through acquisition, the
Involve Operational And Other Risks     operating complexity of Adelphia, as well as the responsibilities of management personnel, have increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                                        Our recent and pending acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

Purchasers Of Our Common Stock Will     Persons purchasing Class A common stock will incur immediate and substantial net
Incur Immediate Dilution                tangible book value dilution.

Forward-Looking Statements In This      The statements contained or incorporated by reference in this prospectus that are not
Prospectus Are Subject To Risks And     historical facts are "forward-looking statements" and can be identified by the use of
Uncertainties                           forward-looking terminology such as "believes," "expects," "may," "will," "should,"
                                        "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                             Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Annual Report on Form 10-K is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, reliance on vendors, product acceptance, our ability to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                   DILUTION


     The net tangible book value of Adelphia's common stock as of December 31, 2000 was a deficit of approximately $10,060,495,000 or a negative $66.22 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which will exceed the purchase price per share, due to our having a net tangible book value deficit.


                             SELLING STOCKHOLDERS


     The shares offered under this prospectus have been issued to Alta Communications VII, L.P., Alta VII Associates, L.L.C., HarbourVest Partners V - Direct Fund L.P., Triumph Partners III, L.P., Triumph III Investors, L.P. and C. Philip Rainwater, in connection with the acquisition by Adelphia of cable television systems owned by Benchmark Media, Inc. We agreed to register the shares of Class A common stock being offered for sale under this prospectus.

     No selling stockholder has held any positions or office or had any material relationship with us, our predecessors or affiliates during the past three years. In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners, including shareholders, partners or members of the listed selling stockholders. This prospectus may also be used for resales by these pledgees, donees or transferees of the selling stockholders listed below and we will identify any of those pledgees, donees or transferees, if required, in a supplement to the original prospectus.

     The table below lists, as of April 11, 2001, all of the shares that each of the selling stockholders beneficially owns, the number of shares each of them may offer pursuant to this prospectus and the number of shares each of them will own after the offering assuming they sell all of the offered shares. The numbers presented under "Class A Common Shares Held After Offering" and "Percent of Class A Common Shares Held After Offering" in the table below assume that all of the shares held by the selling stockholders and being offered under this prospectus are sold to persons who are not affiliates of the selling stockholders, and that the selling stockholders acquire no additional shares of Class A common stock before the completion of this offering.

                                                                                                              Percent of
                                      Class A Common   Percent of Class A   Class A Common  Class A Common  Class A Common
                                        Shares Held    Common Shares Held       Shares       Shares Held      Shares Held
Name                                  Before Offering    Before Offering    Offered Hereby  After Offering  After Offering
----                                  ---------------  ------------------   --------------  --------------  ---------------
Alta Communications VII, L.P........          556,201                  *%          556,201              --               0%
Alta VII Associates, L.L.C..........              190                  *%              190              --               0%
HarbourVest Partners V - Direct
 Fund L.P...........................          556,391                  *%          556,391              --               0%
Triumph Partners III, L.P...........          549,715                  *%          549,715              --               0%
Triumph III Investors, L.P..........            6,676                  *%            6,676              --               0%
C. Philip Rainwater.................          725,605                  *%          725,605              --               0%
                                            ---------  ------------------        ---------  --------------  --------------
TOTAL...............................        2,394,778                   %        2,394,778              --               0%
                                            =========  ------------------        =========  ==============  --------------

___________
* Less than 1%.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.


                             PLAN OF DISTRIBUTION

     The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

     (h) through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (j)  any combination of any of these methods of sale.

     The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

     The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by this prospectus, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the securities under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of their securities offered by this prospectus or the date the securities may be immediately sold without registration or restriction under Rule 144(k) under the Securities Act of 1933, as amended. We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

     We will not receive any proceeds from sales of any securities by the selling stockholders.

     We can not assure you that the selling securityholders will sell all or any portion of the securities offered hereby.

                      WHERE YOU CAN FIND MORE INFORMATION

     Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

     This prospectus is part of a registration statement on Form S-3 filed by Adelphia with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

        . our Annual Report on Form 10-K for the year ended December 31, 2000;

        . our Current Reports on Form 8-K for the events dated February 14,
          2001, February 2, 2001, January 23, 2001, January 18, 2001, January 8,
          2001, January 3, 2001 and January 1, 2001, and exhibits 99.01 and
          99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

        . our definitive proxy statement dated July 7, 2000 with respect to the Annual Meeting of Stockholders held on July 31, 2000 (except that Appendix A thereto has been superseded by the Form 10-K/A-2, filed on December 19, 2000); and

        . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

     We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                    EXPERTS


     The consolidated financial statements of Adelphia and its subsidiaries as of December 31, 1999 and 2000, and for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      Adelphia Communications Corporation


                   2,394,778 Shares of Class A Common Stock



                                 _____________

                                   PROSPECTUS

                                 _____________


     We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of April 11, 2001.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.

      SEC filing fee.............................................  $23,332
      Legal fees and expenses....................................  $15,000
      Accounting fees and expenses...............................  $10,000
      Miscellaneous expenses.....................................  $ 1,668
                                                                   -------
            Total................................................  $50,000
                                                                   =======

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia, as amended, provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

     Adelphia's Certificate of Incorporation, as amended, also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

     Adelphia maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

Item 16.  Exhibits and Financial Statement Schedules

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
-------
  No.                         Reference
  ---                         ---------
 4.01     Certificate of Incorporation of Adelphia            Incorporated herein by reference is Exhibit 3.01 to
          Communications Corporation, as amended              Registrant's Quarterly Report on Form 10-Q for the
                                                              quarter ended September 30, 1999 (File No. 0-16104).

 5.01     Opinion of Buchanan Ingersoll Professional          Previously filed.
          Corporation

23.01     Consent of Deloitte & Touche LLP with respect to    Filed herewith.
          financial statements of Adelphia

23.02     Consent of Deloitte & Touche LLP with respect       Filed herewith.
          to financial statements of Century.

23.03     Consent of KPMG LLP with respect to financial       Filed herewith.
          statements of FrontierVision.

23.04     Consent of Buchanan Ingersoll Professional          Previously filed.
          Corporation (included in its opinion on Exhibit
          5.01)

24.01     Power of Attorney (included on the signature page   Previously filed.
          of the registration statement)


Item 17.  Undertakings

(a)   Rule 415 Offering.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for Acceleration of Effective Date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to this registration statement on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 11th day of April, 2001.


                                  Adelphia Communications Corporation



                                  By /s/ Timothy J. Rigas
                                     --------------------
                                     Timothy J. Rigas, Executive Vice President,
                                     Chief Financial Officer, Chief Accounting
                                     Officer, Treasurer and Director


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signatures                            Title                           Date
               ----------                            -----                           ----
             *                             Chairman, President and                April __, 2001
-----------------------------------        Chief Executive Officer
      John J. Rigas

             *                             Executive Vice President,              April __, 2001
-----------------------------------        Secretary and Director
      Michael J. Rigas

     /s/ Timothy J. Rigas                  Executive Vice President,              April 11, 2001
-----------------------------------        Chief Financial Officer,
      Timothy J. Rigas                     Chief Accounting Officer,
                                           Treasurer and Director

                *                          Executive Vice President and         April ___, 2001
-----------------------------------        Director
      James P. Rigas

                *                          Director                             April ___, 2001
-----------------------------------
      Peter L. Venetis

-----------------------------------        Director                             April ___, 2001
Erland E. Kailbourne

-----------------------------------        Director                             April ___, 2001
Pete J. Metros

-----------------------------------        Director                             April ___, 2001
Dennis P. Coyle

-----------------------------------        Director                             April ___, 2001
Leslie J. Gelber

        /s/ Timothy J. Rigas                                                    April 11, 2001
*By:_______________________________
          Timothy J. Rigas
          Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
-------
   No.                        Reference
   ---                        ---------
 4.01      Certificate of Incorporation of Adelphia             Incorporated herein by reerence is
           Communications Corporation, as amended               Exhibit 3.01 to Registrant's Quarterly
                                                                Report on Form 10-Q for the quarter ended
                                                                September 30, 1999 (File No. 0-16104).

 5.01      Opinion of Buchanan Ingersoll Professional           Previously filed.
           Corporation

23.01      Consent of Deloitte & Touche LLP with                Filed herewith.
           respect to financial statements of Adelphia

23.02      Consent of Deloitte & Touche LLP with respect to     Filed herewith.
           financial statements of Century.

23.03      Consent of KPMG LLP with respect to financial        Filed herewith.
           statements of FrontierVision.

23.04      Consent of Buchanan Ingersoll Professional           Previously filed.
           Corporation (included in its opinion on Exhibit
           5.01)

24.01      Power of Attorney (included on the signature         Previously filed.
           Page to the registration statement)